EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST COMPLETES REFINANCING OF THE HILTON BOSTON BACK BAY
DALLAS, October 30, 2017 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully refinanced the mortgage loan on the Hilton Boston Back Bay with an existing outstanding balance totaling approximately $95 million and a final maturity date in January 2018. The new loan totals $97 million with a five-year term. The new loan is non-recourse, provides for a floating interest rate of LIBOR + 2.00%, and continues to be secured by the Hilton Boston Back Bay. This financing is estimated to result in annual interest and principal payments savings of approximately $2.8 million based upon the current forward LIBOR curve. This financing addresses the remaining 2018 maturity for the Company and the next hard maturity is in February 2019.
“We are pleased to close the refinancing of the Hilton Boston Back Bay as it addresses the only remaining 2018 maturity for the Company,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “With this financing we were able to take advantage of the attractive debt markets to reduce our interest expense.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates and the forward LIBOR curve, or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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